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                                                                  EXHIBIT  10.38


             AGREEMENT ON CONTRACTING MOBILE COMMUNICATIONS PROJECTS

         This Agreement is executed by Party A and Party B on September 1, 2000 in Jinan:

PARTY A: SHANDONG MOBILE COMMUNICATIONS ENGINEERING BUREAU
Legal representative: Zhao Xuheng
Legal Address: 187 Jing San Lu, Jinan

PARTY B: SHANDONG MOBILE COMMUNICATION COMPANY LIMITED
Legal representative: Li Huabin
Legal Address: 84 Da Wei Er Lu, Shi Zhong District, Jinan

WHEREAS:

1. In order to develop its mobile communications business and engage in normal production and operating activities, Party B needs Party A to provide services of base station power supply design, engineering and renovation, installation, modulation, transmission line laying and maintenance, power equipment maintenance, mast, antenna and feeder line engineering, maintenance and overhaul for Party B's mobile communications projects.

2. The Parties hereto agree that Party A shall, in accordance with the terms and conditions of this Agreement, contract for Party B various installation, engineering and maintenance services and the services referred to above.

         THEREFORE, Party A and Party B have reached, through friendly consultations, the following agreement in the principle of mutual preference and benefits:

                          ARTICLE ONE SCOPE OF SERVICES

1.1 Within the effective term of this Agreement, Party A agrees to contract for Party B, in accordance with the terms and conditions of this Agreement, the following services, and to exert its utmost efforts to ensure that the services provided by it are of a high quality:

         1.1.1 Base station power supply design, engineering and renovation, equipment installation, modulation, trunk optic cable laying, micro-wave transmission network construction and maintenance, power supply equipment maintenance in respect of various mobile communications projects as required by Party B;

         1.1.2 Engineering, overhaul, renovation and maintenance of Party B's masts, antennas and feeder lines;





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1.2      Services to be provided by B include (see details in the Appendix to this Agreement):

         1.2.1 Overhaul, renovation, design and engineering of all base station masts in the province in 2000.

         1.2.2 Base station power supply renovation and engineering in the province in 2000.

                    ARTICLE TWO ITEM AND QUANTITY OF SERVICES

2.1 The specific items and quantities of the services to be provided hereunder shall be determined separately by the Parties hereto, and such services shall be provided in accordance with the terms set forth herein (including standards for service fees). (The specifics and quantities of each item of service will be agreed upon by the Parties hereto and set out in an appendix to this Agreement.)

                           ARTICLE THREE SERVICE FEES

3.1. Party B shall pay service fees to Party A for the base station power supply design, engineering and renovation, installation, modulation, transmission line laying and maintenance, antenna, feeder line and power supply equipment maintenance, mast engineering and overhaul design provided by Party A under Article 2 above.

3.2. The mast overhaul design and engineering fees and the base station power renovation design and engineering fees shall be charged in accordance with the existing national regulations applicable to design and engineering fee charging. The transmission line and equipment maintenance fees shall be charged at 1% of their original purchase prices per year. The mast maintenance fees shall be charged at 2% of its original purchase price per year.

3.3. The transmission line and equipment maintenance fees, the mast maintenance fees, the base station maintenance fees, the installation fees, the modulation service fees and the antenna, feeder line and power supply equipment maintenance fees shall be charged on the basis of the market price and shall be no higher than the standards stipulated by the State. In the event of any adjustment to such standards, the Parties shall follow the standards as adjusted. Prices of materials shall be agreed upon by the Parties on the basis of the market price.

3.4.     Method of payment:

         In respect of a project contracted to a general contractor, Party B shall disburse to Party A an amount equal to 20% of the total costs of the project within 15 days after the execution of the contract as advancements for material purchase and engineering costs. Party B shall make quarterly disbursements to Party A on the basis of the project status report and the quarterly project costs settlement statement prepared by





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         Party A until 90% of the total costs under the contract (including the advancements) has been disbursed. The remaining 10% shall be reserved and will be disbursed within 10 days after Party B has finished auditing the final accounting statement prepared by Party A.

3.5.     Method of settlement:

         3.5.1 Party A shall prepare the final accounting statement within 10 days after the project is inspected and accepted upon its completion, and Party B shall finish auditing such final accounting statement within 15 days after receipt of the same. The final amounts due shall be based on the results of such audit, and in no event shall such amounts be more than the total costs as agreed upon by the Parties.

         3.5.2 The increase or decrease of the project costs as the result of any change(s) in design shall be settled on the basis of the actual costs incurred after such change(s). Any and all changes in design and increase or decrease in project costs are subject to Party B's prior written consent thereto.

         3.5.3 The maintenance fees shall be charged on the basis of the amount of actual maintenance services provided by Party A.

                          ARTICLE FOUR QUALITY CONTROL

4.1 The Parties shall conduct joint research and discussions on the project to be constructed prior to the provision of any project services. Prior to the commencement of the project, Party A shall organize its relevant personnel to study and familiarize themselves with the drawings in connection with the project, and to take part in the designing process, and formulate a plan satisfactory to Party B. Party A shall also make all necessary preparations and keep records of such preparations.

4.2 Party B shall provide Party A with relevant information on the renovation, maintenance, installation, engineering and overhaul, base station power supply and transmission lines of various mobile communications projects as well as necessary assistance.

4.3 Party A shall complete, in accordance with relevant engineering procedures, the project within the period agreed upon by the Parties, ensure that the quality of the projects is in compliance with relevant standards and regulations. Party A shall also satisfy Party B's reasonable requirements and provide Party B with the progress status of relevant projects on a timely basis.

4.4 In the event that the project services provided by Party A fail to meet the applicable regulations and standards, or Party B's any communications equipment fails to operate normally after Party A's renovation or overhaul, Party B will deduct the service fees payable to Party A and will reserve its rights to further claims for such failure.





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4.5      Party B has the right to conduct, on a regular or irregular basis, inspections during the process of the project contracted to Party A.

       ARTICLE FIVE INSPECTION AND ACCEPTANCE UPON COMPLETION; MAINTENANCE

5.1 Seven days prior to the completion of a project, Party A shall notify Party B in writing the date of inspection and acceptance. If Party B can not make the inspection as scheduled, it shall notify Party A in advance and consult with Party A for another date of inspection and acceptance.

5.2 A project accepted by Party B following inspection shall be transferred from Party A in its entirety to Party B within 15 days from the date of such inspection and acceptance. If a project already accepted by Party B incurs any losses as the result of Party B's failure to take delivery of such project on schedule, Party B shall bear any and all such losses.

5.3 If any part of a project is deemed to be unqualified and needs redoing or repairing during the inspection of such project upon its completion, the Parties shall, at the time of such inspection, negotiate with each other and agree upon remedial measures and time limit for such remedial measures. Party A shall implement such remedial measures within the specified time limit. The delivery of such project after redoing or repairing shall not take place until the project has passed inspection and acceptance procedures upon completion. Expenses and losses incurred therefrom shall be borne by Party A.

5.4 Party A shall provide a quality warranty in respect of the project for one year from the date on which such project is inspected and accepted upon completion. During such warranty period, Party A shall be responsible for all repairs, at its sole expense, in connection with any accident caused by substandard quality of the project.

                ARTICLE SIX ASSIGNMENT OF RIGHTS AND OBLIGATIONS

         Neither Party may assign any or all of its rights and obligations hereunder without the other Party's written consent thereto.

                          ARTICLE SEVEN CONFIDENTIALITY

         The Parties shall keep strictly confidential the other Party's business data and information. Neither Party may, without the other Party's written consent, provide or disclose to any other organizations or persons any data or information with regard to the operations of such other Party, unless such disclosure is required by the applicable laws.





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                ARTICLE EIGHT LIABILITIES FOR BREACH OF CONTRACT

8.1 Party A shall repair or redo, free of charge, any project that fails to meet any contractual requirements. In the event of any delay in delivery as the result of such repair or redo, Party A shall pay an overdue penalty for such delay.

8.2 If Party A fails to complete a project on the date specified in the contract, it shall pay Party B a penalty of 0.05% of the total costs of the project contracted to it per day.

8.3 If Party B fails to make disbursements of engineering fees as agreed upon in this Agreement, or delays the settlement without due reasons, it shall pay Party A a penalty of 0.05% of the total costs of the project contracted to it per day.

                           ARTICLE NINE FORCE MAJEURE

9.1 Any event or circumstance beyond the reasonable control of a Party and unavoidable by the affected Party by exercise of due care shall be deemed as an "event of Force Majeure" and shall include, but not limited to, earthquake, fire, explosion, storm, flood, lightning or war.

9.2 Neither Party shall bear any liability for breach of contract if it fails to perform all or any of its obligations hereunder as a result of an event of Force Majeure. However, the Party or Parties affected by an event of Force Majeure shall, within fifteen days of the occurrence of such event, notify the other Party of the details of such event of Force Majeure along with the relevant proof.

9.3 A Party/the Parties shall resume the performance of its/their obligations hereunder after the effects of such event of Force Majeure have been eliminated.

                ARTICLE TEN GOVERNING LAW AND DISPUTE RESOLUTION

10.1 This Agreement shall be governed by and interpreted in accordance with the law of the People's Republic of China. Each Party shall irrevocably submit any dispute in respect of any claims or other matters arising out of or in connection with this Agreement to the Jinan Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The award of such arbitration shall be final and enforceable against the Parties.

10.2 Except for matters under arbitration, the remaining part of the Agreement shall be in effect during the time of arbitration.





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                             ARTICLE ELEVEN NOTICES

11.1 Any notice or other document to be given under this Agreement shall be delivered in writing and may be delivered in person, sent by registered mail or transmitted by facsimile to the Parties at their legal addresses stated in this Agreement or any other addresses a Party may have notified the other Party in accordance with this Article.

11.2 Any notice or document shall be deemed to have been received at the time as follows:

         if delivered in person, at the time of delivery;

         if delivered by registered mail, five (5) business days after being posted (excluding Saturdays, Sundays and public holidays); and

         if transmitted by facsimile, upon receipt, or if the time of transmission is during non-business hours, it shall be deemed to have been given at the beginning of the normal business hours of the succeeding day (excluding Saturdays, Sundays and public holidays), subject to proof by the sender or confirmation from the facsimile machine used for such transmission that a satisfactory transmission has been completed.

               ARTICLE TWELVE EFFECTIVENESS AND TERM OF AGREEMENT

12.1 The effective term of this Agreement shall commence on the date on which it is affixed with the official seals of and executed by the Parties and expire on December 31, 2001. Unless a Party notifies the other Party in writing of its intention to terminate this Agreement three months prior to the expiration date hereof, this Agreement shall automatically be extended for one year upon the expiration of its term. The times of such extension shall be unlimited.

12.2 Party A hereby acknowledges that Party B may be transformed into a wholly foreign-owned enterprise during the term of the Agreement without consent or acknowledgement by Party A either prior to or after the event, and that Party B's entire rights and obligations under the Agreement shall not be affected or changed on the ground that the nature of the company has changed into a wholly foreign-owned enterprise. Party A will acknowledge the legal status of such wholly foreign-owned enterprise in performing this Agreement.

12.3 In the event that the following conditions are not met, Shandong Mobile Communication Company Limited shall be entitled to terminate this Agreement at any time. After the termination of this Agreement, the Parties shall cease to enjoy any rights or assume any obligations under this Agreement or in connection with its termination, except the rights and obligations that have incurred under this Agreement prior to such termination.

         (1) China Mobile (Hong Kong) Limited ("CMHK") shall have been granted





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                  relevant waivers by the Stock Exchange of Hong Kong Limited
                  ("HKSE") for CMHK's connected transactions in accordance with the listing rules of HKSE; and

         (2) The independent shareholders of CMHK who are deemed to be independent in accordance with the listing rules shall have approved relevant transactions.

                         ARTICLE THIRTEEN MISCELLANEOUS

13.1 During the performance of this Agreement, any provision that may become invalid or unenforceable will not affect the validity of any other provisions hereof.

13.2 Any matter not covered herein may be supplemented, explained, and interpreted in a supplementary agreement or appendix to be entered into by the Parties. All supplementary agreements and appendices hereto shall constitute an integral part of, and have the same force and effect as, this Agreement.

13.3 This Agreement is written in Chinese and signed in four counterparts. Each Party will keep two copies, and all copies shall be signed by the legal representative or authorized representative of each Party or affixed with its official seal.



PARTY A:  SHANDONG MOBILE                  PARTY B: SHANDONG MOBILE
          COMMUNICATIONS                            COMMUNICATION COMPANY
          ENGINEERING BUREAU                        LIMITED



By:           s/ Zhao Xuheng               By:        s/ Li Huabin
   -------------------------------------      ----------------------------------
     Legal or authorized representative       Legal or authorized representative






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